UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2006

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4545 Towne Centre Court, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 909-1800

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

On February 1, 2006, NuVasive, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with the selling stockholders named therein and Banc of America Securities LLC, Lehman Brothers Inc., Thomas Weisel Partners LLC and William Blair & Company, L.L.C., as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale and issuance of 6,704,120 shares of the Company’s common stock by the Company and 795,880 shares of the Company’s common stock by the selling stockholders at a price to the public of $19.25 per share. The Company also granted an option to the Underwriters to purchase up to an additional 1,125,000 shares within 30 days after the offering.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On February 7, 2006, the Company announced the completion of the offering and sale of an aggregate of 7,829,120 shares of the Company’s common stock by the Company and 795,880 shares by the selling stockholders. The number of shares sold by the Company includes 1,125,000 shares sold pursuant to the underwriters’ exercise of their option to purchase additional shares. The Company’s total net proceeds from the offering, after deducting underwriter discounts and commissions and estimated offering expenses, are approximately $142.3 million. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 1, 2006, by and among NuVasive, Inc., the Selling Stockholders named in Schedule B thereto and Banc of America Securities LLC, Lehman Brothers Inc., Thomas Weisel Partners LLC and William Blair & Company, L.L.C.

99.1	Press release issued by NuVasive, Inc. on February 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

Date: February 7, 2006	By:	/s/ KEVIN C. O’BOYLE
Kevin C. O’Boyle
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 1, 2006, by and among NuVasive, Inc., the Selling Stockholders named in Schedule B thereto and Banc of America Securities LLC, Lehman Brothers Inc., Thomas Weisel Partners LLC and William Blair & Company, L.L.C.

99.1	Press release issued by NuVasive, Inc. on February 7, 2006.